Exhibit B
                                                                       ---------



IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE LIMITED PARTNERSHIP INTERESTS EVIDENCED BY THIS AGREEMENT ARE REDEEMABLE AND IT IS NOT CONTEMPLATED THAT ANY TRADING OF INTERESTS WILL OCCUR. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM, AND THIS AGREEMENT, WHICH PROVIDES THE GENERAL PARTNER THE RIGHT TO PROHIBIT ANY PARTICULAR TRANSFER AND TO REQUIRE OPINIONS OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION REASONABLY SATISFACTORY TO THE GENERAL PARTNER AS A CONDITION TO ANY TRANSFER. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

                       LIGHTHOUSE GENESIS PARTNERS USA, LP


                             -----------------------


                          LIMITED PARTNERSHIP AGREEMENT


                             -----------------------


                                October 30, 1997

                       LIGHTHOUSE GENESIS PARTNERS USA, LP


                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                                  Organization
1.01  FORMATION..............................................................  1
1.02  PARTNERSHIP NAME.......................................................  2
1.03  FISCAL YEAR............................................................  2
1.04  PURPOSE................................................................  2
1.05  LIABILITY OF PARTNERS..................................................  3
1.06  PLACE OF BUSINESS......................................................  4
1.07  CERTAIN DEFINED TERMS..................................................  4


                                   ARTICLE II

                                Capital Accounts
2.01  CONTRIBUTIONS..........................................................  8
2.02  CAPITAL ACCOUNTS.......................................................  9
2.03  SPECIAL SITUATION SUB-ACCOUNTS......................................... 10
2.04  OPENING CAPITAL ACCOUNTS............................................... 11
2.05  PARTNERSHIP PERCENTAGES................................................ 11
2.06  CLOSING CAPITAL ACCOUNTS (ALLOCATIONS)................................. 12
2.07  NET ASSET VALUE AND VALUATION OF SECURITIES............................ 16
2.08  ALLOCATIONS FOR TAX PURPOSES........................................... 19
2.09  DETERMINATION BY ADMINISTRATIVE GENERAL PARTNER OF
        CERTAIN MATTERS...................................................... 19
2.10  CERTAIN WITHHOLDING TAXES.............................................. 20


                                   ARTICLE III

                                   Management
3.01  DUTIES AND POWERS OF THE GENERAL PARTNERS.............................. 20
3.02  COMPENSATION OF THE ADMINISTRATIVE GENERAL PARTNER..................... 22
3.03  ACTIVITY OF THE GENERAL PARTNERS....................................... 22
3.04  INTERESTED PARTNERS.................................................... 24
3.05  PARTNERS' TRANSACTIONS IN SECURITIES................................... 25
3.06  RELIANCE BY THIRD PARTIES.............................................. 25
3.07  REGISTRATION OF SECURITIES............................................. 25

                                   ARTICLE IV

                              Admission of Partners
4.01  NEW PARTNERS........................................................... 25
4.02  ASSIGNABILITY OF INTERESTS............................................. 26


                                    ARTICLE V

                       Withdrawal from Capital Accounts by
                Partners and Retirement of Partners/Distributions
5.01  WITHDRAWALS AND DISTRIBUTIONS IN GENERAL............................... 26
5.02  VOLUNTARY WITHDRAWALS FROM BASIC CAPITAL ACCOUNTS...................... 26
5.03  REQUIRED RETIREMENT OF A PARTNER....................................... 27
5.04  EFFECT OF WITHDRAWAL BY A LIMITED PARTNER OF ENTIRE
        CAPITAL ACCOUNT...................................................... 27
5.05  DEATH OF A LIMITED PARTNER............................................. 27
5.06  DISTRIBUTIONS.......................................................... 27
5.07  WITHDRAWAL BY INVESTING GENERAL PARTNER AND SPECIAL
        LIMITED PARTNER OF SPECIAL ALLOCATION................................ 27
5.08  LIMITATIONS ON WITHDRAWAL FROM CAPITAL  ACCOUNT........................ 28


                                   ARTICLE VI

                             Payment of Withdrawals
6.01  TIME OF PAYMENT ON VOLUNTARY WITHDRAWALS............................... 28
6.02  TIME OF PAYMENT OF CAPITAL ACCOUNT ON REQUIRED RETIREMENT.............. 28
6.03  MANNER OF PAYMENT OF WITHDRAWALS....................................... 29
6.04  LIMITATION ON PAYMENT OF WITHDRAWALS................................... 29


                                   ARTICLE VII

                   Duration and Dissolution of the Partnership
7.01  DURATION............................................................... 29
7.02  RESCISSION OF DISSOLUTION.............................................. 29


                                  ARTICLE VIII

                            Winding Up of Partnership
8.01  DESIGNATION OF PERSON TO WIND UP PARTNERSHIP........................... 30
8.02  WINDING UP............................................................. 30

                                   ARTICLE IX

                    Books of Account and Reports to Partners
9.01  BOOKS OF ACCOUNT....................................................... 30
9.02  ANNUAL REPORTS......................................................... 31
9.03  INTERIM REPORTS........................................................ 31
9.04  AUDIT OF BOOKS, DETERMINATION BY THE ACCOUNTANT........................ 31
9.05  ADJUSTMENT OF BASIS OF PARTNERSHIP PROPERTY............................ 31


                                    ARTICLE X

                            Miscellaneous Provisions
10.01  POWERS OF LIMITED PARTNERS; VOTING RIGHTS............................. 32
10.02  POWER OF ATTORNEY..................................................... 33
10.03  AMENDMENT............................................................. 33
10.04  GENERAL............................................................... 34
10.05  NOTICES............................................................... 34
10.06  LIMITED PARTNERS' LIABILITY........................................... 34
10.07  INDEMNIFICATION OF THE GENERAL PARTNERS............................... 35
10.08  CERTAIN TAX MATTERS................................................... 35
10.09  DETERMINATION BY THE GENERAL PARTNERS OF MATTERS NOT
        PROVIDED FOR IN THIS AGREEMENT....................................... 35

SCHEDULE A   -- PARTNERS' NAMES, ADDRESSES AND CAPITAL
                CONTRIBUTIONS

                              PARTNERSHIP AGREEMENT

                                       of

                       LIGHTHOUSE GENESIS PARTNERS USA, LP

                                October 30, 1997


                  This Limited Partnership Agreement made by and between (A) Archery Capital LLC, a limited liability company organized under the laws of Delaware (the "Investing General Partner"), and Lighthouse Management, Inc., a corporation organized under the laws of Delaware (the "Administrative General Partner") (collectively, the "General Partners") and (B) Ian P. Ellis, as the special and initial limited partner (referred to herein as the "Special Limited Partner" or the "Initial Limited Partner"), who together with all other persons who shall execute this Agreement as Limited Partners, whether in counterpart, by separate instrument or otherwise, shall be collectively referred to as the "Limited Partners" and each of whom is hereinafter sometimes referred to individually as a "Limited Partner" (the General Partners and the Limited Partners are hereinafter collectively referred to as the "Partners"), to form a limited partnership (the "Partnership") pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. ss.ss. 17-101 et seq. (the "Partnership Act"), which shall be governed by and pursuant to the terms and provisions hereinafter set forth.

                  WHEREAS, on October 23, 1997 the Partnership was formed by the filing of the Certificate of Limited Partnership of the Partnership in the Office of the Secretary of State, in the State of Delaware; and

                  WHEREAS, the Partners desire to enter into this Limited Partnership Agreement for the purpose of admitting the Limited Partners as Limited Partners of the Partnership and setting forth the rights, duties and obligations of the Partners of the Partnership.

                  NOW, THEREFORE, the parties hereto hereby covenant and agree as follows:

                                    ARTICLE I

                                  Organization

                  1.01 FORMATION. The Partners do hereby form the Partnership as a limited partnership pursuant to the Partnership Act.

                  1.02 PARTNERSHIP NAME. The Partnership shall do business under the name of "Lighthouse Genesis Partners USA, LP."

                  1.03 FISCAL YEAR. The "Fiscal Year" of the Partnership shall end on December 31 or on such other date as the Administrative General Partner in its sole discretion shall determine, from time to time.

                  1.04 PURPOSE. The purpose of the Partnership is to: (a) make privately-negotiated investments in independent, privately-held, small and medium sized companies, which investments shall be held in Special Situation Sub-Accounts; (b) to make investments in the publicly-traded securities of companies with capitalizations of $250,000,000 or less; and (c) to make related investments incidental, or in connection with, the foregoing. The Partnership shall have the power to engage in all activities and transactions that the General Partners deem necessary or advisable in connection with the foregoing (but subject at all times to any restrictions set forth in the Memorandum), including, without limitation:

               (a) To invest and trade, on margin, "long," "short" or otherwise
          (i) in capital stock, shares of beneficial interest, warrants, bonds, notes, debentures, whether subordinated, convertible or otherwise, mutual funds, partnership interests, money market funds, commercial paper, certificates of deposit, bank debt, trade claims, obligations of the United States, any State thereof, any foreign government or international agency and instrumentalities of any of them, American Depositary Receipts, long term equity appreciation securities, bankers' acceptances, trust receipts and other obligations, and instruments or evidences of indebtedness commonly referred to as securities of whatever kind or nature of any person, corporation, partnership, trust, government or entity whatsoever, (ii) in rights and options relating thereto (including covered and naked put and call options), whether readily marketable or not, and (iii) in commodities, commodity contracts, commodity futures contracts, forward contracts, options, "spot" transactions and swap arrangements involving stock indexes or other indexes, financial instruments, interest rates and currencies (all items listed in clauses (i) through (iii) being called herein a "Security" or "Securities"), and to sell Securities short and cover such sales, all as determined by the Investing General Partner;

               (b) To engage in any other lawful transactions in Securities which the Investing General Partner from time to time determines;

               (c) To lend any of its Securities, as determined by the Investing General Partner;

               (d) To possess, transfer, mortgage, pledge or otherwise deal in, and to exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, Securities and other property and funds held or owned by the Partnership, and to secure the payment of such or other obligations of the Partnership by mortgage upon, or hypothecation or pledge of, all or part of the property of the Partnership, whether at the time owned or thereafter acquired, as determined by the Investing General Partner;

               (e) To borrow or raise moneys and to issue, accept, endorse and execute promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, as determined by the Investing General Partner or the Administrative General Partner;

               (f) To maintain for the conduct of Partnership affairs one or more offices and in connection therewith rent or acquire office space, engage personnel, whether part time or full time, and do any other acts that the Administrative General Partner deems necessary or advisable in connection with the maintenance and administration of such office or offices;

               (g) To engage attorneys, independent accountants, consultants and any other Persons that the Administrative General Partner deems necessary or advisable;

               (h) To do all acts on behalf of the Partnership, and exercise all rights of the Partnership, with respect to its interest in any person, firm, corporation or other entity, including, without limitation, participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and other similar matters; and

               (i) To do any other act that the Administrative General Partner or the Investing General Partner deems necessary or advisable in connection with the management and administration of the Partnership.

                  1.05 LIABILITY OF PARTNERS. (a) Subject to Sections 1.05(b),
2.10 and 10.06, no Limited Partner shall have any personal liability whatsoever in its capacity as a Limited Partner, whether to the Partnership, to any of the Partners or to the creditors of the Partnership, for the debts, liabilities, contracts or any other obligations of the Partnership or for any losses of the Partnership. A Limited Partner shall be liable only to make its Capital Contribution (as defined below) and shall not be required to lend any funds to the Partnership or, after its Capital Contribution shall have been paid, subject to Sections 1.05(b), 2.10 and 10.06, to make any Additional Capital Contributions (as defined below) to the Partnership or to repay to the Partnership, any Partner, or any creditor of the Partnership all or any fraction of any negative amount of such Limited Partner's Capital Account (as defined below).

                  (b) In accordance with the laws of the State of Delaware, a limited partner of a partnership may, under certain circumstances, be required to return to the partnership, for the benefit of partnership creditors, amounts, with interest thereon, previously distributed to such partner as a return of capital. If any court of competent jurisdiction holds that any

Limited Partner is obligated to make any such payment, such obligation shall be the obligation of such Limited Partner and not of the General Partners.

                  (c) None of the General Partners nor any of their Affiliates (as defined below) shall have any personal liability to any Limited Partner for the repayment of any amounts outstanding in the Capital Account of a Limited Partner, including but not limited to, Capital Contributions. Any such payment shall be solely from the assets of the Partnership.

                  (d) No creditor who makes a loan to the Partnership may have or acquire, at any time as a result of making the loan, any direct or indirect interest in the profits, capital or property of the Partnership, other than as a creditor or other than as a result of the exercise of the rights thereof.

                  (e) Except as provided under applicable law, none of the General Partners, in their capacity as such, nor any of their Affiliates, shall be liable for honest mistakes in judgment or for losses due to such mistakes or for the negligence of employees, brokers or other agents of the Partnership; rather, any liability of either General Partner or any of its Affiliates shall be limited to losses or damages that result from fraud, willful misconduct, gross negligence or bad faith on the part of such General Partner or Affiliate thereof.

                  1.06 PLACE OF BUSINESS. The principal place of business of the Partnership shall be in New York, New York, or such other place as the Administrative General Partner may, from time to time, determine.

                  1.07 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

               "Additional Capital Contributions" has the meaning specified in
          Section 2.01(a).

               "Administrative General Partner" has the meaning specified in the Preamble.

               "Affiliate" means, when used with reference to a specified Person, (i) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person, or (ii) any Person that is an officer or director of, partner in, or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity; and, when used with reference to a natural Person, any Person who is related to the specified Person by blood or marriage.

               "Annual Report" has the meaning specified in Section 9.02.

               "Beginning Value" means, with respect to any Measuring Period, the Partnership's Net Asset Value at the beginning of that Measuring Period, determined as provided herein.

               "Business Day" means a day when financial institutions are authorized to do business in each of the cities of London and New York.

               "Capital Account" has the meaning specified in Section 2.02(a).

               "Capital Contributions" has the meaning specified in Section 2.01(a).

               "Class" has the meaning specified in Section 3.03(b)(iii).

               "Closing Capital Account" has the meaning specified in Section 2.04(c).

               "Customer" or "Customers" has the meaning specified in Section 3.03(b)(iii).

               "Ending Value" with respect to any Measuring Period, means the Partnership's Net Asset Value at the end of that Measuring Period (prior to the Special Allocation for such Measuring Period), determined as provided herein.

               "Fiscal Year" has the meaning specified in Section 1.03.

               "General Partners" has the meaning specified in the Preamble.

               "Indemnitee" has the meaning specified in Section 10.07.

               "Independent Client Representative" has the meaning specified in
          Section 3.03(b)(vi).

               "Initial Limited Partner" has the meaning specified in the Preamble.

               "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, together with the regulations promulgated thereunder.

               "Investing General Partner" has the meaning specified in the Preamble.

               "Investing General Partner Special Allocation" has the meaning set forth in Section 2.06(c).

               "Investments" has the meaning specified in Section 2.07(d).

               "Lighthouse Genesis Partners USA, LP" has the meaning specified in Section 1.02.

               "Limited Partner" has the meaning specified in the Preamble.

               "Limited Partners" has the meaning specified in the Preamble.

               "Management Fee" has the meaning specified in Section 3.02.

               "Measuring Period" means the period beginning on each quarter.

               "Memorandum" has the meaning specified in Section 1.04.

               "Net Asset Value" has the meaning specified in Section 2.07(a).

               "Net Losses," with respect to any Measuring Period, means the excess of the Beginning Value over the Ending Value, minus the amount of any distributions or withdrawals during that Measuring Period, plus the amount of any capital contributions to the Partnership during that Measuring Period. All calculations of Net Losses shall be made after deduction of all general, administrative and other operating expenses of the Partnership.

               "Net Profits," with respect to any Measuring Period, means the excess of the Ending Value over the Beginning Value, plus the amount of any distributions or withdrawals during that Measuring Period minus the amount of any capital contributions to the Partnership during that Measuring Period. All calculations of Net Profits shall be made after deduction of all general, administrative and other operating expenses of the Partnership.

               "Notifying Partner" has the meaning specified in Section 2.02(b).

               "Opening Capital Account" has the meaning specified in Section 2.04(a).

               "Original Capital Contribution" has the meaning specified in
          Section 2.01(a).

               "Partners" has the meaning specified in the Preamble.

               "Partnership" has the meaning specified in the Preamble.

               "Partnership Act" has the meaning specified in the Preamble.

               "Partnership Expenses" has the meaning specified in Section 3.02(b).

               "Partnership Percentage" has the meaning specified in Section
          2.05.

               "Performance Period" means, with respect to each Limited Partner, the period commencing either as of the date of admission of such Limited Partner to the

          Partnership or as of the day following the last day of the preceding Performance Period with respect to such Limited Partner, and, in each case, ending at the close of business on the first to occur of the following: (A) the last day of a Fiscal Year; (B) the effective date on which a Limited Partner retires from the Partnership pursuant to
          Article V herein; and (C) the effective date on which the Partnership is dissolved pursuant to Article VII herein.

               "Person" means any individual, partnership, joint venture, corporation, limited liability company, unincorporated organization or association, trust (including the trustees thereof in their capacity as such), government (or agency or subdivision thereof) or other entity.

               "Quarter" means the period of three calendar months ending on the last day of March, June, September or December, as the case may be.

               "Security" or "Securities" has the meaning specified in Section 1.04(a).

               "Securities Act" has the meaning specified on the cover page to this Agreement.

               "Segregated Account" has the meaning specified in Section 2.02(b)(i).

               "Special Allocation" has the meaning specified in Section
          2.06(c).

               "Special Investments" means any security position determined by the General Partner, in its sole discretion, to be illiquid and lacking a readily assessable market value.

               "Special Limited Partner Allocation" has the meaning set forth in
          Section 2.06(c).

               "Special Situation Sub-Account" has the meaning set forth in
          Section 2.03.

               "Tax Matters Partner" has the meaning specified in Section 10.08.

               "Treasury Regulations" means the final, temporary [and proposed] regulations issued under the Internal Revenue Code.

               "Valuation Day" has the meaning specified in Section 2.07(b)(i).

                                   ARTICLE II

                                Capital Accounts

                  2.01 CONTRIBUTIONS. (a) Each Partner has paid cash, or conveyed by way of contribution, marketable Securities, in the amount set forth beside its name at the end of this Agreement ("Original Capital Contribution"). Additional capital contributions ("Additional Capital Contributions," together with the Original Capital Contribution, the "Capital Contributions") may be made in cash and/or marketable Securities, on the first Business Day of each quarter, subject to acceptance by the Administrative General Partner, in its sole discretion, or at such other time as determined by the Administrative General Partner, in its sole discretion. Unless otherwise determined by the General Partners in their absolute discretion, the Original Capital Contribution of any Limited Partner other than the Special Limited Partner shall be in an amount that is not less than $1,000,000, and any Additional Capital Contribution of any Limited Partner shall be in an amount which is not less than $250,000. The Administrative General Partner has the authority, in its absolute discretion, to reject the Capital Contribution of any Person for any reason whatsoever, including the Capital Contribution of any Person which, by virtue of its Capital Contribution, would cause the Fund in which such investment was to be made to be deemed an investment company under the Investment Company Act of 1940 (the "Investment Company Act"), and the Capital Contribution of any person that would cause the Partnership to fail to satisfy the private placement exception to treatment as a publicly traded partnership set forth in Treasury Regulation
Section 1.7704-1(h). For purposes of the immediately preceding sentence, "the aggregate Capital Contribution of all of the Partners" shall not include Capital Contributions previously returned to a Partner or Partners pursuant to Articles V and VI (treating for this purpose a distribution of cash or property to a Partner as not representing a return of Capital Contributions to the extent that, as of immediately prior to such distribution, such Partner's Capital Account balance exceeds the aggregate Capital Contributions made by such Partner and not previously returned). The General Partners shall be entitled to receive allocations and distributions on any and all Capital Contributions made by them to the same extent as though such Capital Contributions were made by a Limited Partner.

                  (b) The Initial Limited Partner shall contribute to the capital of the Partnership $100, as set forth opposite his name on Schedule A attached hereto.

                  (c) The Administrative General Partner, in its sole discretion, has the right to compel the Special Limited Partner to redeem his interest for $100 plus an amount equal to the enhanced value of the Special Limited Partner's initial investment as reflected in the Special Limited Partner's capital account, if any, in the matter provided for in Section 6.03 hereof.

                  (d) The Administrative General Partner may only accept Capital Contributions of marketable Securities that would not constitute prohibited investments of the

Partnership hereunder. Each Limited Partner who contributes marketable Securities to the Partnership hereby consents and agrees to pay to the Partnership, if so requested, concurrently with the making of such contribution, and as a further Capital Contribution, or alternatively, to have deducted from the value of such Securities, such amount as the Administrative General Partner may determine to cover all costs in connection with holding, transferring and/or selling such Securities.

                  (e) Each General Partner may subscribe for Limited Partnership interests and shall be treated as a Limited Partner to the extent that it does so purchase or becomes the transferee of a Limited Partnership interest.

                  2.02 CAPITAL ACCOUNTS. (a) There shall be established for each Partner on the books of the Partnership a capital account ("Capital Account"). The provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

                  (b) In the event that any Partner (the "Notifying Partner") notifies the General Partners that such Partner is precluded from participating in certain types of investments and, if so requested by the Administrative General Partner, not later than seven Business Days after such notice, the Administrative General Partner shall have received a written opinion (in form and substance satisfactory to it) of such Notifying Partner's counsel (satisfactory to it) to the effect that it is highly probable that the making of such types of investments by such Partner would result in a violation of any law or regulation of the United States of America or any state thereof in any such case applicable to such Partner or to the Partnership, then the Administrative General Partner, in its sole discretion, may create a special account for the Partners that may participate in such investments in accordance with the following provisions:

               (i) for any time during which the Partnership holds any investment of such type, the Capital Accounts of the Partners other than the Notifying Partner shall be maintained on a segregated basis (a "Segregated Account"), but otherwise in accordance with the provisions of this Article II;

               (ii) the Notifying Partner shall not have any beneficial interest in a Segregated Account and the Partners other than the Notifying Partner shall not have any beneficial interest in the Capital Account of the Notifying Partner;

               (iii) the Capital Account Percentages (as defined in Section 2.05), Opening Capital Accounts (as defined in Section 2.04) and Closing Capital Accounts (as defined in Section 2.06) of the Notifying Partner shall be determined independently of a Segregated Account, and vice versa; and

               (iv) securities will be purchased in a Segregated Account, held there and eventually sold out of such Segregated Account (or transferred from such account to the regular account, in the sole discretion of the Administrative General Partner, at such time as the Notifying Partner is no longer precluded from participating in such investment).

                  (c) The Administrative General Partner may also, with the consent of the affected Partner, create a Segregated Account for the benefit of such Partner for any reason that the Administrative General Partner, in its sole discretion, may determine.

                  (d) The Investing General Partner shall determine in which, if any, alternative investments a Notifying Partner will invest in lieu of the investments in a Segregated Account.

                  (e) In determining whether to create a Segregated Account, the Administrative General Partner may consider whether such Segregated Account would violate, or cause the Partnership to violate, any applicable law or regulation and whether the Segregated Account would be treated as a separate entity for purposes of the 25% Test, as described in the Memorandum.

                  2.03 SPECIAL SITUATION SUB-ACCOUNTS. (a) Notwithstanding the foregoing, the General Partner shall establish on the books of the Partnership one or more separate capital accounts (the "Special Situation Sub-Accounts") for each Partner participating in a Special Investment. For purposes of this Agreement, Special Situation Sub-Accounts shall be deemed to be Capital Accounts and treated as such, except as otherwise provided herein.

                  (b) Upon the General Partner's determination that an investment should be treated as a Special Investment, the General Partner will create a separate Special Situation Sub-Account for such Special Investment and reallocate a portion of a Partner's capital from its Capital Account to such Special Situation Sub-Account. Upon the General Partner's determination that an investment should no longer be treated as a Special Investment (generally because it no longer meets the criteria set forth in the definition of Special Investment), the General Partner will reallocate the value thereof (including Net Profits and Net Losses) from the Special Situation Sub-Account to the Capital Account of each Partner participating therein pro rata in accordance with such Partner's interest in such Special Situation Sub-Account, except as otherwise provided in Article V hereof with respect to a withdrawing Partner.

                  (c) Absent the written consent of the General Partner, a newly admitted Partner shall not have any portion of its Capital Contribution allocated to any Special Situation Sub-Account then being maintained by the Partnership. In the event the Partnership shall make further investments in Securities with respect to which a Special Situation Sub-Account has been established, the General Partner, in its discretion, may (A) establish a new

Special Situation Sub-Account in which all Partners shall participate in proportion to their Partnership Percentages at the time the investment is made or (B) provide for investment only by the existing Partners already participating in such Special Situation Sub-Account.

                  (d) Each Limited Partner that makes a new Capital Contribution or increases its Capital Contribution to a pre-existing Special Situation Sub-Account shall pay to the Partnership, in addition to the amount of such Capital Contribution, an amount computed in the manner of interest (at a fluctuating interest rate per annum equal to the rate publicly designated from time to time by Citibank N.A. as its prime rate, plus two percent (2%)) on such Partner's share (based on such new or additional Capital Contribution) of the cost basis of the Securities held in such Special Situation Sub-Account, determined for the period from the date that the relevant Capital Contributions relating to such Securities were actually paid to the Special Situation Sub-Account by the Limited Partners previously participating in the Special Situation Sub-Account to the date of payment of the first installment of such new or additional Capital Contributions to the Special Situation Sub-Account. Any amounts paid pursuant to the preceding sentence shall be allocated among the existing Partners in proportion to their respective percentage shares of such Special Situation Sub-Account without giving effect to such new or additional Capital Contributions.

                  2.04 OPENING CAPITAL ACCOUNTS. (a) There shall be established for each Partner on the books of the Partnership as of such Partner's admission to the Partnership and thereafter, as of the beginning of each Measuring Period, an opening capital account ("Opening Capital Account").

                  (b) For the Measuring Period as of which such Partner was admitted to the Partnership, its Opening Capital Account shall be the amount of its Original Capital Contribution.

                  (c) For each Measuring Period thereafter, such Partner's Opening Capital Account shall be an amount equal to the "Closing Capital Account" (as described in Section 2.06) for the immediately preceding Measuring Period, plus any Additional Capital Contributions made by such Partner on the first day of the Measuring Period in question and accepted by the Administrative General Partner minus any withdrawals made from such Closing Capital Account effective as of immediately after the last day of the immediately preceding Measuring Period.

                  2.05 PARTNERSHIP PERCENTAGES. On the first day of each Measuring Period, the Partnership shall establish a percentage on its books for each Partner (the "Partnership Percentage"). The Partnership Percentage of a Partner for a particular Measuring Period shall be determined by dividing the balance of the Partner's Opening Capital Account, including Special Situation Sub-Accounts, for such Measuring Period by the sum of the Opening Capital Accounts of all of the Partners, Special Situation Sub-Accounts, for such Measuring Period. The sum of the Capital Account Percentages of all Partners shall at all times equal one hundred percent, so that admissions of new Partners, Additional

Capital Contributions by the General Partner or any Limited Partner, and withdrawals shall require recalculation of the affected Partnership Percentages. The Partnership Percentages for each Measuring Period shall be filed with the records of the Partnership.

                  2.06 CLOSING CAPITAL ACCOUNTS (ALLOCATIONS). (a) Each Partner's Capital Account shall from time to time be:

               (i) increased by (A) the amount of any cash contributed to the Partnership's capital in addition to the Original Capital Contribution made by the Partner and (B) the positive adjustments to the Partner's Capital Account provided for in its Section 2.06; and

               (ii) decreased by (A) the amount of cash and the fair market value of other property distributed to or withdrawn by the Partner and
          (B) the negative adjustments to the Partner's Capital Account provided for in this Section 2.06.

                  (b) Except as provided in Section 2.02(b), at the end of each Measuring Period, the Capital Account of each Partner, including the General Partners, shall be tentatively credited to reflect the Net Profits or debited to reflect the Net Losses of the Partnership during the Measuring Period then ended, in proportion to the Partners' respective Partnership Percentages. In addition, the Capital Account of the Limited Partners shall be tentatively debited to reflect an amount of the Administrative Fee equal to the total Administrative Fee for such Measuring Period multiplied by a fraction the numerator of which is such Limited Partner's Opening Capital Account and the denominator of which is the sum of the Opening Capital Accounts for all Limited Partners.

                  (c) Notwithstanding Section 2.06(b), after giving effect to the allocations provided for in Sections 2.06(b) and 2.06(d), the amount, if any, of Net Profits tentatively credited to the Capital Account of each Limited Partner other than the Special Limited Partner for such Measuring Period shall be allocated between such Limited Partner, the Investing General Partner, and the Special Limited Partner as follows:

               (i) at the end of each Performance Period, after the tentative allocation of Net Profits, if any, the Capital Account of each Limited Partner shall be debited in an amount equal to the Special Allocation, if any, and the Capital Account of the Investing General Partner shall be credited, in an amount equal to the Investing General Partner's corresponding Special Allocation, and the Capital Account of the Special Limited Partner shall be credited in an amount equal to the corresponding Special Limited Partner Special Allocation, with respect to such Limited Partner for such Performance Period; and

               (ii) on the day on which a Limited Partner makes any withdrawal from the Partnership, the Capital Account of such Limited Partner shall be debited in an amount equal to such portion of the Special Allocation with respect to such Limited

          Partner as of such date as is in proportion to the reduction of such Limited Partner's Capital Account (which proportion shall be equal to the ratio of the amount withdrawn to the amount of such Limited Partner's Capital Account immediately before giving effect to such withdrawal), and the Investing General Partner's Capital Account shall be credited with the corresponding Investing General Partner Special Allocation, and the Special Limited Partner's Capital Account shall be credited with the Special Limited Partner Allocation to the Special Limited Partner, if any, as provided below.

All tentative allocations shall become final allocations for all purposes, after taking into account the Special Allocations, if any, at the times specified in paragraphs (i) and (ii) of this Section 2.06(c).

                  The "Special Allocation" with respect to any Limited Partner, as of the end of any Performance Period, means 20% of the excess, if any, of such Limited Partner's Closing Capital Account (taking into account the tentative allocations for all Measuring Periods within the Performance Period, but without taking into account any allocation pursuant to this Section 2.06(c)) over 105% of such Limited Partner's Opening Capital Account for such Performance Period, provided that each Limited Partner has received at least a 5% return on its investment.

                  The "Special Limited Partner Allocation" means 20% of the Special Allocation, if any.

                  The "Investing General Partner Special Allocation" means 80% of any Special Allocation.

                  The Investing General Partner, in its sole discretion and upon notice to the Limited Partners, may waive its right to receive a Special Allocation pursuant to this Section 2.06(c). Such waiver may be withdrawn by the Investing General Partner at any time upon thirty (30) days notice to the Limited Partners.

                  (d) Notwithstanding anything to the contrary contained herein, no allocation of Net Losses shall be made pursuant to this Section 2.06 to the Capital Account of any Limited Partner to the extent that it would cause or increase a deficit balance in the Limited Partner's Capital Account as of the end of the Measuring Period to which the allocation relates. Solely for purposes of this Section 2.06(d), the balance of a Limited Partner's Capital Account shall be reduced by the amounts described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The amount of any Net Losses that, but for this Section 2.06(d), would otherwise be allocated to a Limited Partner shall be allocated and charged to the Capital Account of the General Partners.

                  (e) Notwithstanding anything to the contrary contained herein, any Partner which unexpectedly receives an adjustment, allocation or distribution described in Treasury

Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that creates or increases a deficit balance in the Partner's Capital Account shall be allocated items of gross income and gain in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit balance as quickly as possible (but only to the extent that a deficit would exist after crediting to such Capital Account any amount which such General Partner or Limited Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations and the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations and after all allocations provided for in this Agreement have been tentatively made). The foregoing is intended to be a "qualified income offset" provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in all respects in accordance with such Treasury Regulations.

                  (f) Notwithstanding anything to the contrary contained herein, gain or loss on the sale, exchange or other disposition of any security contributed to the Partnership by the Investing General Partner in accordance with Internal Revenue Code Section 704(c) and the Treasury Regulations thereunder.

                  (g) Nonrecourse deductions (as defined in Section 1.704-2(b)(1) of the Treasury Regulations) for which no Partner bears any economic risk of loss shall be allocated among the Partners in proportion to their Partnership Percentages.

                  (h) Nonrecourse deductions for which a Partner bears the economic risk of loss shall be allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations
Section 1.704-2(i)(1).

                  (i) Notwithstanding anything to the contrary contained herein, if there is a net decrease in Partnership Minimum Gain, as defined in Section 1.704-2(d) of the Treasury Regulations, during any fiscal year, except to the extent provided in Section 1.704-2(f)(2), (3), (4) or (5) of the Treasury Regulations, each Partner shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in proportion to, and to the extent of, an amount equal to the portion of such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Section 1.704-2(g) of the Treasury Regulations. The items of income and gain to be so specially allocated pursuant to this Section 2.06(i) shall be determined in accordance with Section 1.704-2(f)(6) of the Treasury Regulations. This Section 2.06(h) is intended to comply with the minimum gain chargeback requirement of
Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

                  (j) Notwithstanding any provision of this Agreement to the contrary (except Section 2.06(i)), if there is a net decrease in Partner Minimum Gain, as defined in Section 1.704-2(i)(3) of the Treasury Regulations, attributable to a nonrecourse debt for which a Partner is liable during any Fiscal Year, except to the extent provided otherwise in

Section 1.704-2(j) of the Treasury Regulations, each Partner who has a share of the Partner Minimum Gain attributable to such nonrecourse debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, as of the beginning of such Fiscal Year, shall be specially allocated items of income and gain for such Fiscal Year (and, if necessary, subsequent years) in proportion to, and to the extent of, an amount equal to the portion of such Partner's share of the net decrease in Partner Minimum Gain attributable to such nonrecourse debt, determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. The items of income and gain to be so specially allocated pursuant to this Section 2.06(i) shall be determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. This Section 2.06(i) is intended to comply with the minimum gain chargeback requirement of Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

                  (k) Notwithstanding anything to the contrary contained herein, but subject to Sections 2.06(d) through (j), if any allocations are made pursuant to Sections 2.06(d) through (j), subsequent allocations pursuant to this Section 2.06 shall be made to the extent not inconsistent with Treasury Regulations so that the net amount of any items allocated to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner if allocations pursuant to Sections 2.06(d) through
(i) had not been made.

                  (l) To the extent, if any, that expenses to be borne by a General Partner are deemed to constitute items of Partnership loss, expense or deduction rather than items of loss, expense or deduction of such General Partner, the payment of such expenses by the General Partner shall be deemed a capital contribution to the Partnership and such items shall be allocated 100% to such General Partner.

                  (m) In no event shall a General Partner's interest in each Partnership item of income, profits, losses and expenses for any period be less than that percent of the aggregate amount of each such item allocated to all Partners as equals the percent that would result from aggregate Capital Contributions by the General Partners in the amounts required under Section 2.01(a).

                  (n) To the extent that withholding or other taxes are incurred by reason of the status of one or more Partners, such taxes (and any refund thereof and costs associated with any such refund claim) shall be specially allocated to such Partner(s) as provided in Section 2.10.

                  (o) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with those Regulations.

                  2.07 NET ASSET VALUE AND VALUATION OF SECURITIES. (a) The "Net Asset Value" of the Partnership's assets shall be calculated by the Administrative General Partner quarterly. The Net Asset Value shall be equal to the difference between:

               (i) the value of all assets of the Partnership, including, but not limited to, securities, cash, receivables, prepaid expenses and deferred charges and fixed assets, less appropriate provisions for depreciation; and

               (ii) the amount of all liabilities of the Partnership and all proper reserves with respect thereto, including, without limitation, brokerage fees, advisory fees, professional and administrative fees, notes and accounts payable and accrued expenses, including, without limitation, deferred income and expense reimbursement.

                  (b) For purposes of determining the value of the assets of the Partnership at any time (including, without limitation, valuing Securities contributed by Partners as Original or Additional Capital Contributions and for the purpose of calculating the Partnership's Net Asset Value), the assets of the Partnership shall be valued as follows:

               (i) Equities quoted on a stock exchange will be valued on the day Net Asset Value is calculated (the "Valuation Day"), at the last reported bid price for all long securities and the last reported offer price for all short securities on such exchange, or if no such last reported price is available for such equities on the Valuation Day, such equities will be valued at a price that the Administrative General Partner determines to be fair, reasonable and appropriate.

               (ii) Equities traded over-the-counter will be valued on the Valuation Day, at the last reported bid price for all long securities and the last reported offer price for all short securities on or prior to the time of valuation through the facilities of a recognized interdealer quotation system (such as the NASDAQ national market system), or if no such last reported price is available from such system, such equities will be valued at a price that the Administrative General Partner determines to be fair, reasonable and appropriate.

               (iii) Fixed income securities listed on securities exchanges or traded on other regulated markets shall be valued at the last reported bid price for all long securities and the last reported offer price for all short securities on the principal securities exchange or market on which such fixed income securities are traded as of the close of business on such exchange or market. In the absence of reported prices on any Valuation Day, such fixed income securities will be valued at a price the Administrative General Partner determines to be fair, reasonable and appropriate.

               (iv) Indirect investments by the Partnership in other mutual funds or investment vehicles will be valued at the current available net asset value per share or comparable valuation.

               (v) With respect to open securities and open futures positions, unrealized profit or loss shall be included and the value shall be equivalent to the last settlement price on any exchange on which a transaction in the applicable security was effected or, failing which, shall be equivalent to the most recent quotation by a clearing broker or bank through which a transaction in the applicable security was effected.

               (vi) The value of a written option not traded on an exchange shall include as an asset an amount equal to the premium received by the Partnership and as a liability an amount reflecting the option's market value at such time, as determined by the Administrative General Partner.

               (vii) The value of a written option traded on an exchange shall include as an asset an amount equal to the premium received by the Partnership and as a liability an amount equal to the last reported bid price on the principal exchange on which such option is traded, or if no such last reported price is available for such option, such option will be valued at a price that the Administrative General Partner determines to be fair, reasonable and appropriate.

               (viii) Where a written option expires either on its stipulated expiration date or if the Partnership enters into a closing purchase transaction, there will be a realized gain (or loss if the cost of a closing purchase transaction exceeds the premium received when the option is sold) without regard to any unrealized gain or loss on the underlying security, and the liability related to such option shall be extinguished.

               (ix) The value of a purchased option not traded on an exchange shall include as an asset the premium paid for such option, which subsequently shall be adjusted to the current market value of such option as determined by the Administrative General Partner.

               (x) The value of a purchased option traded on an exchange shall include as an asset the premium paid for such option, which subsequently shall be adjusted to the current market value of such option. The current market value of a purchased option traded on an exchange shall be the last reported offer price on the principal exchange on which such option is traded, or in the case of an over-the-counter option, the last offer price of at least one market maker.

               (xi) The effect of valuing options as described in clauses (ix) and (x) above is that if the current market value of an option exceeds the premium paid, the excess shall be an unrealized appreciation and, conversely, if the premium exceeds the current market value, such excess shall be an unrealized depreciation.

               (xii) Where no method of calculation of the value of an asset is specified or where, in the opinion of the Administrative General Partner, the method of calculation is unfair or impractical, the Administrative General Partner shall use such method of calculation as it considers fair and reasonable.

               (xiii) The rate of exchange for converting the value of investments to dollars shall, in the case of securities denominated in currencies other than United States dollars, be the rate quoted to the Administrative General Partner by its primary correspondent in that jurisdiction.

                  (c) The Administrative General Partner has the discretion to suspend the calculation of the Net Asset Value of the Partnership, from time to time, in such circumstances as the Administrative General Partner deems appropriate, including, among others:

               (i) during any period when any of the principal markets or stock exchanges on which a substantial portion of the assets owned by the Partnership is closed (other than for the ordinary holidays) or trading has been restricted or suspended;

               (ii) during any state of affairs which, in the judgment of the Administrative General Partner, constitutes an emergency which would render a disposition of the assets owned by the Partnership impracticable or seriously detrimental to the Limited Partners;

               (iii) when, for any reason, including a breakdown in the means of communication normally employed in determining the Net Asset Value of the Partnership, such Net Asset Value cannot be promptly and fairly ascertained; and

               (iv) during any period when remittance or transfer of moneys that will or may be involved in the realization of or payment in respect of any of the investments owned by the Partnership or the withdrawal of the Interests from the Partnership is not reasonably practicable, including any disruptions in the foreign exchange markets.

                  (d) Notwithstanding anything to the contrary contained in this
Section 2.07, in the sole discretion of the Administrative General Partner, the investments of the Partnership ("Investments") may be valued, from time to time, by and in accordance with the methods employed by a pricing service or services, selected from time to time by the Administrative General Partner in its sole and absolute discretion.

                  (e) This Section 2.07, together with Section 2.06(a), is intended to comply with Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations and shall be interpreted and applied consistently therewith.

                  2.08 ALLOCATIONS FOR TAX PURPOSES. (a) For federal income tax purposes, subject to Section 2.08(b) hereof, Securities gains and losses shall be allocated, to the extent deemed feasible and equitable by the Administrative General Partner, in accordance with the manner in which the aggregate of the increase or decrease in the value of the Securities positions giving rise to such gains or losses was added to or deducted from the Capital Accounts of the Partners, and other items of income or deduction shall be allocated as nearly as is practicable, in accordance with the manner in which such other items were allocated to such Capital Accounts.

                  (b) Section 2.08(a) shall be interpreted and applied in a manner consistent with the requirements of Sections 704(b) and 704(c) of the Internal Revenue Code and the Treasury Regulations with respect thereto (including Section 1.704-1(b)(2)(iv)(f)(4)), and without limiting the foregoing, all precontribution gain or loss with respect to property contributed by a General Partner shall, in all events on or before the date such General partner ceases to be a Partner in the Partnership, be allocated to such General Partner. Any elections or other decisions relating to allocations under this Section 2.08(b) (including with respect to aggregating Partnership property) shall be made by the General Partner in a manner that in its judgment and discretion reasonably reflects the purpose and intention of this Agreement and Sections 704(b) and 704(c).

                  (c) Without limiting the foregoing, upon the withdrawal of any Partner from the Partnership if the cumulative allocations of Net Profits (reduced by Capital Account debits on account of Special Allocations), Net Losses and Administrative Fees are algebraically greater than the cumulative allocations of taxable income, gains, losses and deductions (in each case treating income and gain as positive and losses and deductions as negative) to such withdrawing Partner, the Administrative General Partner shall increase the amount of taxable income and gain allocable to the withdrawing Partner and reduce the amount of taxable income and gain allocable to the remaining Partners for the taxable year including the date of withdrawal to the extent of such excess.

                  (d) Foreign taxes paid or accrued by the Partnership for a Fiscal Year shall be tentatively allocated to the Partners in the same manner as the corresponding income (as reduced by any such taxes paid or accrued), subject to adjustment to the extent that the Partnership secures a refund of any foreign taxes credited.

                  2.09 DETERMINATION BY ADMINISTRATIVE GENERAL PARTNER OF CERTAIN MATTERS. All matters concerning the valuation of the assets and liabilities of the Partnership, including, without limitation, any valuation necessary for the allocation of profits, gains and losses among the Partners, including taxes thereon, and accounting procedures not expressly provided for by the terms of this Agreement shall be equitably determined in good faith by the Administrative General Partner, whose determination shall be final and binding on all Partners and former Partners. The Administrative General Partner, in its discretion, may require that an equitable adjustment be made with respect to the determination and allocation of profits, gains and losses among Partners, including taxes thereon, and accounting procedures relating thereto. In such event, the Administrative General Partner's determination shall be final and binding on all Partners and former Partners.

                  2.10 CERTAIN WITHHOLDING TAXES. If an amount received by the Partnership is reduced by withholding tax or the Partnership itself is required to withhold or pay tax with respect to the share of Partnership income allocable to any Partner, then the General Partner, without limitation of any other rights of the Partnership or the Administrative General Partner, shall cause the amount of such tax when paid to be debited against the Capital Account of such Partner, and any amounts then or thereafter distributable to such Partner shall be reduced by the amount of such tax. If the amount of such tax is greater than any such distributable amounts, then such Partner and any successor to such Partner's interest shall pay to the Partnership as a contribution to the capital of the Partnership, upon demand of the Administrative General Partner, the amount of such excess. If the Administrative General Partner determines that the cost associated with claiming a refund of any withholding tax will exceed such refund, it may, in its sole discretion, decide not to make such a claim. In addition, if a refund is not received within a year from the date such tax is withheld, the Administrative General Partner may deem such tax to be nonrefundable.


                                   ARTICLE III

                                   Management

                  3.01 DUTIES AND POWERS OF THE GENERAL PARTNERS. (a) The management and administration of the Partnership shall be vested exclusively in the General Partners. The General Partners shall have all of the rights and powers of a general partner as provided under the Partnership Act and as otherwise provided by law, and any action taken by the General Partner shall constitute the act of and serve to bind the Partnership. The Investing General Partner is hereby authorized and empowered to carry out and implement any and all of the objects and purposes of the Partnership including, by way of example and not limitation:

               (i) to open, conduct and close accounts, including margin and discretionary accounts, with brokers (which may be Affiliates of the General Partner) and to pay the customary fees and charges applicable to transactions in all such accounts;

               (ii) to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the General Partner determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage, administrative, information and research services provided by such member, broker or dealer (as contemplated by Section 28(e) of the Securities Exchange Act of 1934, as amended, which permits the use of "soft dollars" to obtain "research and execution" services); and

               (iii) to engage research consultants and to pay for research services provided to the Partnership.

                  The Administrative General Partner is hereby authorized and empowered to carry out and implement any and all of the objects and purposes of the Partnership, including, by way of example and not limitation:

               (i) to open, maintain and close bank accounts and draw checks or other orders for the payment of monies;

               (ii) to organize one or more corporations formed to hold record title, as nominee for the Partnership, with respect to Securities or funds of the Partnership;

               (iii) to authorize any partner, director, officer, employee or other agent of the General Partner or agent or employee of the Partnership to act for and on behalf of the Partnership in all matters incidental to the foregoing;

               (iv) to make, in its sole discretion, any and all elections for federal, state, local and foreign tax purposes, including any election to adjust the basis of Partnership property pursuant to Section 754 of the Internal Revenue Code;

               (v) to enter into such custodial agreements as the General Partner may determine; and

                  Both of the General Partners are hereby authorized and empowered to carry out and implement any and all of the objects and purposes of the Partnership, including, by way of example and not limitation, to enter into, make and perform such contracts, agreements and other undertakings, and to do such other acts, as it may deem necessary or advisable or as may be incidental to or necessary for the conduct of the business of the Partnership, including, without in any manner limiting the generality of the foregoing, contracts, agreements, undertakings and transactions with any Partner or with any other person, firm or corporation having any business, financial or other relationship with the General Partner and/or any other Partner.

                  (b) A General Partner shall also be a Limited Partner to the extent that it purchases or becomes a transferee of all or any part of the interest of a Limited Partner, and to such extent shall be treated as a Limited Partner in all respects.

                  (c) The General Partners are hereby authorized to take any action they have determined in good faith to be necessary or desirable in order for (i) the Partnership not to be in violation of the Investment Company Act or any other material law, regulation or guideline applicable to the Partnership, (ii) the Partnership's assets not to be deemed to be "plan assets" for purposes of ERISA, or (iii) the General Partners not to be in violation of the Advisers Act or any other material law, regulation or guideline applicable to the General Partners, including making structural, operating or other changes in the Partnership by amending this Agreement, requiring the sale in whole or in part of any Partner's interest in the Partnership or dissolving the Partnership. Any action taken by the General Partners pursuant to this Section 3.01(c) shall not require the approval of any Partner.

                  3.02 COMPENSATION OF THE ADMINISTRATIVE GENERAL PARTNER AND EXPENSES OF THE PARTNERSHIP. (a) The Administrative General Partner shall be compensated by the Partnership for administrative and management services rendered hereunder at the aggregate rate of 1% per annum, payable monthly in advance, based on the Net Asset Value of the Fund as of the Fund's Valuation Date immediately preceding the beginning of the month (the "Management Fee"). The Administrative General Partner shall also be entitled to receive from the Partnership, upon delivery of bills therefor, reimbursement of all out-of-pocket expenses constituting Partnership Expenses (as defined below) paid by the Administrative General Partner on behalf of the Partnership, including start-up and other organizational costs in respect of the Partnership, which costs shall, to the extent permissible under Section 709 of the Internal Revenue Code, be amortized over a period of 60 months; such reimbursement shall in no event include payments for the general overhead of the Administrative General Partner.

                  (b) Subject to Section 2.06 herein, all expenses of operating the Partnership (the "Partnership Expenses") shall be borne by the Partnership, which expenses include, among others, expenses described in Section 3.01(a)(ii) and (iii) hereof; taxes and other governmental charges imposed on the Partnership or its activities; fund accounting and audit fees (including tax compliance costs); expenses and liabilities incurred by the Administrative General Partner or its affiliates related to (x) any proxy fight, tender offer or similar investment strategy with respect to any investment or (y) any actual or threatened legal action or proceeding in connection with purchasing, selling or holding any investment; custodial fees; bank service fees and any other reasonable expenses related to the purchase, sale, holding or transmittal of Partnership assets as shall be determined by the Administrative General Partner in its sole discretion. Partnership Expenses shall be taken into account in determining net increases or net decreases in the Net Asset Value of the Partnership.

                  (c) The Administrative General Partner, in its sole discretion and upon notice to the Limited Partners, may waive its right to receive compensation for administrative and management services pursuant to this Section
3.02. Such waiver may be withdrawn by the Administrative General Partner at any time upon thirty (30) days notice to the Limited Partners.

                  3.03 ACTIVITY OF THE GENERAL PARTNERS. (a) Although nothing herein shall require the General Partners to devote their full time and attention to the

Partnership, the General Partners hereby agree to use their best efforts in connection with the purposes and objectives of the Partnership and to devote such of its time and activity during normal business days and hours as it, in its sole discretion, shall deem necessary for the management of the affairs of the Partnership.

               (b) The parties hereto acknowledge that:

               (i) nothing contained in this Agreement shall preclude either of the General Partners (or any officer or employee thereof) from acting, consistent with the foregoing, as a director, officer or employee of any corporation, a trustee of any trust, a partner of any partnership, or an administrative official of any business entity, and from receiving compensation for services with respect to, or participating in profits derived from the investments of any such corporation, trust, partnership or other business entity, or from investing in any investment media for its own account, including those in which the Partnership has invested;

               (ii) either of the General Partners may act as investment adviser, sponsor or general partner for other customers, accounts and pooled investment vehicles and may give advice, and take action, with respect to any of those customers, accounts and pooled investment vehicles which may differ from the advice given, or the timing or nature of action taken, with respect to the Partnership;

               (iii) because either of the General Partners may act as investment adviser, sponsor or general partner for other customers, accounts and pooled investment vehicles (individually, a "Customer" and collectively, "Customers"), certain situations may arise in which the Partnership may hold one class (a "Class") of Security of an issuer's capital structure while another Customer may hold a different Class of Security of the capital structure of the same issuer; the General Partner will take such action as it deems appropriate and equitable to minimize potential conflicts of interest that may arise in this situation, and such actions may include, among others, (A) to the extent permitted by applicable law, the purchase by the Partnership from such Customer of a pro rata amount of such Customer's Class, (B) to the extent permitted by applicable law, a sale by the Partnership of a pro rata amount of its Class to such Customer, and
          (C) the sale by the Partnership or such Customer of all of its Class to a third party; when practicable, the Partnership will arrange for a nationally recognized investment banking firm to value the Securities being purchased or sold by the Partnership from or to the Customer;

               (iv) where there is a limited supply of a Security, the General Partners will use their best efforts to allocate or rotate investment opportunities in a manner deemed equitable, but the General Partners cannot assure, and assume no responsibility for, equality among all accounts and Customers;

               (v) the General Partners, their Affiliates and the partners, shareholders, officers, directors and employees of the General Partners and such Affiliates may engage in transactions or cause or advise other Customers to engage in transactions that may differ from or be identical to the transactions engaged in by the Investing General Partner for the Partnership's account;

               (vi) the Administrative General Partner has the authority to appoint a Person (the "Independent Client Representative") unaffiliated with either of the General Partners or any of their Affiliates to act as agent for the Partnership to give or withhold any consent of the Partnership required under applicable law to a transaction in which the General Partners cause the Partnership to purchase Securities from, or sell Securities to any advisory client of either of the General Partners or their Affiliates; and

               (vii) the General Partners shall not have any obligation to engage in any transaction for the Partnership's account or to recommend any transaction to the Partnership that any of the General Partners, their Affiliates or any of the officers, directors or employees of the General Partners or the General Partners' Affiliates may engage in for their own accounts or the account of any other customer, except as otherwise required by applicable law. To the extent permitted by law, the General Partners shall be permitted to bunch or aggregate orders for the Partnership's account with orders for other accounts.

                  (c) By reason of the Investing General Partner's investment advisory activities, the General Partners may acquire confidential information or be restricted from initiating transactions in certain Securities. It is acknowledged and agreed that the General Partners will not be free to divulge, or to act upon, any such confidential information with respect to the General Partner's performance of its responsibilities under this Agreement and that, due to such a restriction, neither of the General Partners may initiate a transaction that such General Partner otherwise might have initiated.

                  (d) No Limited Partner shall, by reason of being a Limited Partner in the Partnership, have any right to participate in any manner in any profits or income earned or derived by or accruing to either of the General Partners, any of their Affiliates or their respective partners, directors, officers, employees or shareholders from the conduct of any business other than the business of the Partnership or from any transaction in Securities effected by either of the General Partners, any of their Affiliates or their respective partners, members, directors, officers, employees or shareholders for any account other than that of the Partnership.

                  3.04 INTERESTED PARTNERS. The fact that the General Partners (or any officer or employee thereof) or one or more of the Limited Partners is directly or indirectly interested in or connected with any company or persons with which or with whom the Partnership may have dealings, including, but not limited to, the payment of brokerage commissions, research fees and other expenses, shall not preclude such dealings or make them void or voidable, and neither the Partnership nor any of the Partners shall have any rights in or to such dealings or any profits derived therefrom.

                  3.05 PARTNERS' TRANSACTIONS IN SECURITIES. Nothing in this Agreement shall restrict either General Partner (or any officers or employees thereof) or any other Partner from buying or selling securities for its own account, including securities of the same issuers as those held by the Partnership.

                  3.06 RELIANCE BY THIRD PARTIES. Third parties dealing with the Partnership are entitled to rely conclusively upon the power and authority of the General Partners as herein set forth.

                  3.07 REGISTRATION OF SECURITIES. Securities and other property owned by the Partnership shall be registered in the name of the Partnership or in the name of a nominee of the Partnership or of any bank or broker with whom the Partnership maintains securities or a securities account. Any corporation or transfer agent called upon to transfer any Securities to or from the name of the Partnership shall be entitled to rely on instructions or assignments signed or purporting to be signed by the Investing General Partner or the Administrative General Partner without inquiry as to the authority of the person signing or purporting to sign such instructions or assignments or as to the validity of any transfer to or from the name of the Partnership. At the time of transfer, the corporation or transfer agent is entitled to assume (i) that the Partnership is still in existence, and (ii) that this Agreement is in full force and effect and has not been amended unless the corporation or transfer agent has received written notice to the contrary.


                                   ARTICLE IV

                              Admission of Partners

                  4.01 NEW PARTNERS. (a) The Administrative General Partner may, in its sole discretion, on any Business Day, admit one or more new Partners; provided, however, that each such new Limited Partner shall execute a signature page to this Agreement, which execution shall be deemed to represent the execution of a counterpart of this Agreement.

                  (b) Upon the admission of a new Limited Partner, the computations to be made pursuant to the terms and provisions of Article II (relating to Capital Accounts, participation in profits and ownership in the Partnership) shall be proportionately adjusted as the Administrative General Partner may determine.

                  (c) Unless otherwise determined by the Administrative General Partner, in its sole discretion, the number and character of Limited Partners and the amounts of their respective Capital Contributions shall at no time exceed such number or amount as would cause the Partnership to be required to register as an "investment company" under the Investment Company Act, and shall not cause the Partnership at any time to fail to satisfy the private placement exception to treatment as a publicly traded partnership set forth in Treasury Regulation Section 1.7704-1(h). The Administrative General Partner may require Limited Partners to withdraw from the Partnership, in whole or in part, pursuant to Section 5.03 in order to ensure compliance with this Section 4.01(c).

                  4.02 ASSIGNABILITY OF INTERESTS. Without the written consent of the Administrative General Partner, exercised in its sole and absolute discretion, no Limited Partner may directly or indirectly transfer, sell, assign or hypothecate its interest in the Partnership, or any beneficial interest therein, in whole or in part, to any other Person, nor shall a Limited Partner be entitled to substitute any other Person for itself. In addition, as a condition to any transfer, sale, assignment or hypothecation of an interest in the Partnership or any beneficial interest therein, the Administrative General Partner may in its sole and absolute discretion require that a Partner deliver such opinions of counsel, certifications and/or other information deemed necessary by the Administrative General Partner, including, without limitation, such opinions of counsel, certifications and/or other information satisfactory to the Administrative General Partner to the effect that such transfer, sale, assignment or hypothecation does not require registration under the Securities Act or any applicable laws or regulations of the United States, or any state or foreign laws governing the offer and sale of securities. Any purported assignment or hypothecation in contravention hereof shall be null and void ab initio.


                                    ARTICLE V

                       Withdrawal from Capital Accounts by
                Partners and Retirement of Partners/Distributions

                  5.01 WITHDRAWALS AND DISTRIBUTIONS IN GENERAL. No Partner shall be entitled to receive distributions, withdraw any amount from such Partner's Capital Account or withdraw from the Partnership, except as provided in this Article V and Section 8.02 hereof.

                  5.02 VOLUNTARY WITHDRAWALS FROM BASIC CAPITAL ACCOUNTS. Any Partner, except the Investing General Partner, may not withdraw all or any part of its Capital Account for two years following the purchase of its interest, but thereafter a Partner may voluntarily withdraw all or any part of its Capital Account, effective as of the last day of any Quarter for payment in accordance with Article VI hereof; provided that in the event of a proposed withdrawal by a Limited Partner, such Limited Partner shall deliver written notice at least 30 days prior to the proposed effective date of withdrawal to the Administrative General Partner, setting forth the amount proposed to be withdrawn or the basis on which the amount proposed to be withdrawn is to be determined; and provided further that any withdrawal by a General Partner shall be subject to the requirements of

Sections 2.01 and 5.07. Payment shall be made in cash, in-kind, or partly in cash and in-kind at the discretion of the Administrative General Partner.

                  5.03 REQUIRED RETIREMENT OF A PARTNER. The Administrative General Partner may for any reason it determines (including, e.g., death, insanity, dissolution, liquidation, insolvency, bankruptcy or avoidance of regulatory requirements), on 15 days' prior written notice, require any Limited Partner to retire from the Partnership at the end of the quarter in which such notice is given or on such earlier date as determined by the Administrative General Partner, in its sole discretion. A Limited Partner who is so required to retire shall be entitled to receive the value of its Capital Account as of the effective date of its required retirement from the Partnership in the manner and at the time provided in Sections 6.02 and 6.03.

                  5.04 EFFECT OF WITHDRAWAL BY A LIMITED PARTNER OF ENTIRE CAPITAL ACCOUNT. A Limited Partner who gives notice of withdrawal of all of its Capital Account shall be deemed to have retired from the Partnership as of the effective date of such withdrawal and shall be entitled to receive the value of its Capital Account as of the effective date of its retirement in the manner and at the time provided in Section 6.01.

                  5.05 DEATH OF A LIMITED PARTNER. In the event the beneficial interest of a Limited Partner passes to its estate or another person by reason of its death, the Administrative General Partner may, at its sole discretion, with the consent of its estate or the person or persons to whom such interest passed, admit the estate or such person as a Limited Partner to the Partnership as a successor to the deceased Limited Partner. Except as otherwise provided in the preceding sentence, the deceased Limited Partner shall be deemed to have elected to withdraw all of its Capital Account immediately after the last day of the quarter in which such Limited Partner shall have died.

                  5.06 DISTRIBUTIONS. As a general matter, the Investing General Partner intends to reinvest income and capital gains. To the extent practicable, the Investing General Partner may, in its sole discretion, cause the Partnership to make annual cash distributions of a portion of the Partnership's net investment income to a Limited Partner if such Limited Partner notifies the Administrative General Partner of such Limited Partner's need to receive such distribution to pay federal and/or state taxes due from it on its taxable net investment income. The Administrative General Partner may also, in its sole discretion, make other distributions pro rata, based on Capital Account balances in amounts and at times that it determines.

                  5.07 WITHDRAWAL BY INVESTING GENERAL PARTNER AND SPECIAL LIMITED PARTNER OF SPECIAL ALLOCATION. The Investing General Partner and the Special Limited Partner may, at the end of any Performance Period, withdraw an amount equal to the excess, if any, of the aggregate Special Allocation that has been allocated to such Partner for the current and previous Performance Periods less all prior distributions of Special Allocation to such Partner; provided that all such withdrawals by the Partner shall be subject to Section 2.01 hereof.

                  5.08 LIMITATIONS ON WITHDRAWAL FROM CAPITAL ACCOUNT. (a) The right of any Partner to withdraw any amount from its Capital Account pursuant to the provisions of Section 5.02 is subject to the provision by the General Partner for all Partnership liabilities in accordance with the Act, and for reserves for estimated accrued expenses, liabilities and contingencies in accordance with Section ___. The unused portion of any reserve shall be distributed, with interest at the prevailing savings bank rate for unrestricted deposits from time to time in effect in New York, New York, as determined by the General Partner, after the General Partner shall have determined that the need therefor shall have ceased.

                  (b) Without the prior written consent of the General Partner, which is not expected to be granted, no Partner or former Partner may withdraw any interest in a Special Situation Sub-Account. An interest in a Special Situation Sub-Account will be retained until the related Special Investment is liquidated or distributed or the General Partner determines the Special Investment no longer lacks a readily assessable market value and/or should no longer be held in a Special Situation Sub-Account, at which time such interest may be withdrawn in accordance with Section 5.02.


                                   ARTICLE VI

                             Payment of Withdrawals

                  6.01 TIME OF PAYMENT ON VOLUNTARY WITHDRAWALS. In the case of a voluntary withdrawal by a Partner from its Capital Account of an amount equal to 50% or less of its Capital Account, the amount withdrawn pursuant to Section
5.02 shall be paid to such Partner on the day immediately following the effective date of such withdrawal. In the case of a voluntary withdrawal by a Partner from its Capital Account of more than 50% of its Capital Account, at least 95% of the amount withdrawn pursuant to Section 5.02 shall be paid to such Partner within 15 five Business Days following the effective date of such withdrawal, and the balance shall be paid within 45 days of such date, without interest. The amount to be paid to a Partner upon withdrawal shall be based upon the amount of such Partner's Closing Capital Account, exclusive of any interest in a Special Situation Sub-Account, as of the effective date of the withdrawal.

                  6.02 TIME OF PAYMENT OF CAPITAL ACCOUNT ON REQUIRED RETIREMENT. In the case of the required retirement of a Limited Partner pursuant to Section 5.03, at least 95% of the amount of such Limited Partner's Capital Account on the day following the effective date of such retirement (as tentatively determined) shall be paid to such Limited Partner within five Business Days following the effective date of its retirement, and the balance shall be paid within 45 days of such date, without interest. The amount to be paid to a Partner upon withdrawal shall be based upon the amount of such Partner's Closing Capital Account, exclusive of any interest in a Special Situation Sub-Account, as of the effective date of the withdrawal.

                  6.03 MANNER OF PAYMENT OF WITHDRAWALS. Distributions to a withdrawing Partner shall be made in cash, in-kind, or partly in cash and partly in-kind, and the determination as to the manner in which such distributions shall be made shall be in the sole discretion of the Administrative General Partner. To the extent that a Limited Partner is paid in-kind, or partly in-kind, he will receive its pro rata share of any securities paid to it.

                  6.04 LIMITATION ON PAYMENT OF WITHDRAWALS. Notwithstanding anything to the contrary in this Agreement, the timing of all withdrawals shall be subject to the ability of the Partnership to liquidate sufficient investments and repatriate sufficient funds to satisfy the redemption. In general, the Administrative General Partner intends to process redemptions through the pro rata liquidation of investments that are attributed to the Capital Account of the Limited Partner, exclusive of any interest in a Special Situation Sub-Account, for which redemption is sought. The Administrative General Partner may alter this practice in its sole discretion.


                                   ARTICLE VII

                   Duration and Dissolution of the Partnership

                  7.01 DURATION. The Partnership shall continue until it is dissolved and subsequently terminated, which dissolution shall occur upon the earliest of (i) December 31, 2046, (ii) a determination made by the Administrative General Partner at any time to liquidate and dissolve the Partnership for any reason in its sole and absolute discretion, (iii) the bankruptcy, insolvency or dissolution of either of the General Partners, (iv) the withdrawal of either of the General Partners, or (v) the entry of a decree of dissolution. Neither the admission of Partners nor the retirement, bankruptcy, death or insanity of a Limited Partner shall dissolve the Partnership.

                  7.02 RESCISSION OF DISSOLUTION. Notwithstanding a dissolution pursuant to Section 7.01, the Partnership shall not be dissolved upon a withdrawal of either of the General Partners (within the meaning of the Partnership Act) or the bankruptcy, insolvency or dissolution of either of the General Partners if within 90 days after such event the remaining Partners holding interests representing a majority of the total interests in Partnership profits and capital agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the event, of a replacement Administrative General Partner or Investing General Partner, as the case may be.

                                  ARTICLE VIII

                            Winding Up of Partnership

                  8.01 DESIGNATION OF PERSON TO WIND UP PARTNERSHIP. If the Partnership is dissolved pursuant to Section 7.01, the Partnership shall be wound up by the Administrative General Partner or, if the Administrative General Partner has been dissolved, is bankrupt or has previously withdrawn from the Partnership, then by the Investing General Partner or if the Investing General Partner has been dissolved, the Person or Persons previously designated by the Partners or, if the Partners have made no such designation, by the Person or Persons designated by Limited Partners owning a majority in interest of the capital then in the Capital Accounts of all Limited Partners.

                  8.02 WINDING UP. Upon the dissolution of the Partnership, the Administrative General Partner (or the person picked to wind up the Partnership as provided for in Section 8.01 or as otherwise provided by law) shall proceed to wind up the affairs of the Partnership and in such winding up shall make the following distributions out of the Partnership assets, in the following manner and order (subject to the priorities of distribution required by applicable law):

               (i) to payment and discharge of the claims of all creditors of the Partnership who are not Partners;

               (ii) to payment and discharge pro rata of the claims of all creditors of the Partnership who are Partners; and

               (iii) to the Partners in proportion to their Closing Capital Accounts (including any Segregated Account) for the Business Day on which dissolution takes place, without distinction between the General Partners and Limited Partners. Any distribution under this Section shall be followed by an audited report as of the date of dissolution, comparable to the Annual Report required by Section 9.02.


                                   ARTICLE IX

                    Books of Account and Reports to Partners

                  9.01 BOOKS OF ACCOUNT. Proper books of account of the Partnership shall be kept on the accrual basis in accordance with U.S. generally accepted accounting principles, by or under the supervision of the Administrative General Partner at the principal place of business of the Partnership, and shall be open to inspection by any Partner or its duly authorized representative at any reasonable time.

                  9.02 ANNUAL REPORTS. Within 120 days after the close of each Fiscal Year, the Administrative General Partner shall mail to each Partner a written report (the "Annual Report"), audited by the Partnership's certified public accountant, setting forth as of the end of such Fiscal Year:

               (i) the assets and liabilities of the Partnership;

               (ii) the net operating profit or net operating loss of the Partnership for such Fiscal Year;

               (iii) the net realized and unrealized capital gains or losses of the Partnership for such Fiscal Year;

               (iv) the aggregate of such Partner's Closing Capital Account and the manner of its calculation; and

               (v) any information necessary to enable such Partner to prepare U.S. federal income tax returns.

                  9.03 INTERIM REPORTS. The Administrative General Partner shall cause to be prepared and delivered to each Limited Partner an unaudited semiannual statement of assets and liabilities and a statement of income and expenses.

                  9.04 AUDIT OF BOOKS, DETERMINATION BY THE ACCOUNTANT. The books of account and records of the Partnership shall be audited as of the end of each Fiscal Year at the principal place of business of the Partnership by a certified public accountant designated from time to time by the Administrative General Partner. The determinations by the accountant for the Partnership relating to Partnership accounting matters shall be final and binding upon all Partners.

                  9.05 ADJUSTMENT OF BASIS OF PARTNERSHIP PROPERTY. In the event of a distribution of Partnership property to a Partner or an assignment or other transfer (including by reason of death) of all or part of the interest of a Limited Partner in the Partnership, the Administrative General Partner, in its sole and absolute discretion, may cause the Partnership to elect, pursuant to
Section 754 of the Internal Revenue Code, or the corresponding provision of subsequent law, to adjust the basis of the Partnership property as provided by Sections 734 and 743 of the Internal Revenue Code. The Administrative General Partner does not intend to cause the Partnership to make an election pursuant to
Section 754 of the Internal Revenue Code.

                                    ARTICLE X

                            Miscellaneous Provisions

                  10.01 POWERS OF LIMITED PARTNERS; VOTING RIGHTS. (a) The Limited Partners shall take no part in the conduct or control of the Partnership business and shall have no authority or power to act for or to bind the Partnership, except as provided in Section 10.01(b) hereof.

                  (b) The Partners shall have a right to vote (in person or by proxy) at a meeting (convened by a General Partner or any Limited Partner) with respect to the following matters:

               (i) the Partners owning a majority in interest of the capital then in the Opening Capital Accounts of all Partners shall be entitled to remove a General Partner, but only upon (1) the breach by a General Partner of any material obligation under this Agreement, which if not cured could have a material adverse effect on the Partnership; (2) the determination by the Limited Partners that such General Partner has been grossly negligent in any material respect, or has engaged in fraud or willful misconduct in carrying out its duties under this Agreement; (3) the conviction of a General Partner of a felony; and
          (4) (A) the entrance of an order for relief against a General Partner under Chapter 7 of the bankruptcy law or a General Partner (I) making a general assignment for the benefit of creditors, (II) filing a voluntary petition under the federal or any other bankruptcy law,
          (III) filing a petition or answer seeking for a General Partner any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation,
          (IV) filing an answer or other pleading admitting or failing to contest the material allegation of a petition filed against a General Partner in any proceeding of this nature, or (V) seeking, consenting to, or acquiescing in the appointment of a trustee, receiver or liquidator of a General Partner or of all or any substantial part of a General Partner's properties, or (B) 60 days after the commencement of any proceeding against a General Partner seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if the proceeding has not been dismissed or 60 days after the appointment without a General Partner's consent or acquiescence of a trustee, receiver, or liquidator of a General Partner or of all or any substantial part of a General Partner's properties, if the appointment is not vacated or stayed, or 60 days after the expiration of any such stay, if the appointment is not vacated;

               (ii) the Partners owning a majority in interest of the capital then in the Opening Capital Accounts of all remaining Partners shall be entitled to unanimously select a replacement General Partner to replace the General Partner removed in accordance with paragraph (i);

               (iii) upon an event of withdrawal of the General Partner, the remaining Partners shall have the right to appoint a replacement General Partner to the extent provided in Section 7.02;

               (iv) the Partners shall be entitled to designate a Person or Persons to wind up the Partnership to the extent provided in Section 8.01; and

               (v) the Partners shall have the right to vote with respect to amendments to the Partnership Agreement as provided in Section 10.03 hereof.

                  10.02 POWER OF ATTORNEY. Each of the undersigned for itself does hereby constitute and appoint the General Partners, irrevocably its true and lawful representative and attorney-in-fact, in its name, place and stead to make, execute, sign and file a Certificate of Limited Partnership of the Partnership and any amendment thereof or termination thereof as required by law and all such other instruments, documents and certificates which may from time to time be required by the laws of the United States of America, the State of Delaware or any other city, state or country in which the Partnership shall determine to do business, or any political subdivision or agency thereof, to effectuate, implement, continue or terminate the valid existence of the Partnership. Such representative and attorney-in-fact shall not, however, have any right, power or authority to amend or modify this Agreement when acting in such capacities.

                  10.03 AMENDMENT. This Agreement may be modified or amended at any time by a writing signed by both of the General Partners and by Partners who hold limited partnership interests representing in the aggregate more than 50% of the capital then in the Opening Capital Accounts of all Partners as of the date such amendment is made; provided, however, that without the specific consent of each Partner affected thereby, no such modification or amendment shall reduce the Capital Account of any Partner or its rights of withdrawal with respect thereto or amend this Section; and provided further that without consent of any other Partner, the General Partners together may amend this Agreement:
(i) to reflect changes validly made in the membership of the Partnership and the Capital Contributions of the Partners; (ii) to add to the representations, duties or obligations of either of the General Partners or surrender any right or power granted to a General Partner herein; (iii) to cure any ambiguity, or correct or supplement any provision herein which may be inconsistent with any other provision herein or any provision of relevant law (including amendments to the allocations provided herein that may be appropriate in view of the Regulations under Section 704 of the Internal Revenue Code or otherwise to comply with relevant law), provided that any such ambiguity or inconsistency is resolved in a manner which the General Partners believe in good faith to be neutral or favorable to the Limited Partners or required by law; (iv) to correct any printing, stenographic or clerical errors or omissions; (v) to ensure that the Special Allocation conforms to any applicable requirements of law (whether a requirement of the Securities and Exchange Commission or another regulatory authority, or otherwise); provided that no amendment shall provide for a Special Allocation with respect to any Limited Partner for any Performance Period in an amount greater than 20% of the aggregate Net Profits allocated to such Limited Partner during such Performance Period without the consent of such Limited Partner; and
(vi) to make any other provision with respect to matters or questions arising under this Agreement that will not be inconsistent with the provisions of this Agreement, in each case so long as the change does not materially adversely affect the Limited Partners and no Limited Partner objects to such change in writing within ten days of being advised thereof. In addition, in the event that either of the General Partners determines that amendment of this Agreement is necessary or desirable to permit it to continue to serve as General Partner and comply with applicable laws and rules and regulations of the Securities and Exchange Commission and other regulatory authorities then in effect, then such General Partner may, upon 60 days' prior written notice to the Limited Partners, make such changes to this Agreement without the consent of the Limited Partners so long as such changes do not adversely affect the rights of the Limited Partners granted herein.

                  10.04 GENERAL. This Agreement: (i) shall be binding on the executor(s), administrator(s), custodian(s), heir(s) and legal survivor(s) of the Partners; (ii) shall be governed by, and construed in accordance with, the laws of the State of Delaware; and (iii) may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart as of the day and year first above written.

                  10.05 NOTICES. Each notice relating to this Agreement shall be in writing and delivered in person or by certified or registered mail. All notices to the Partnership shall be addressed to:

                           Archery Capital LLC
                           237 Park Avenue
                           Suite 801
                           New York, New York  10017
                           Attention:  Erinch Ozada

All notices and reports shall be addressed to each Partner at its address as set forth in the Partnership records. Any Partner may designate a new address by notice to that effect given to the Partnership. Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been given to a Partner when deposited in a post office or a regularly maintained letter box addressed to a Partner at its address as shown in the Partnership records, or when delivered in person.

                  10.06 LIMITED PARTNERS' LIABILITY. Nothing in this Agreement nor any action taken under this Agreement, including the withdrawal of a Limited Partner, shall affect in any way the right of the Partnership to claim contributions in regard to liabilities or to the return of that part of a withdrawn Limited Partner's Capital Contribution necessary to discharge applicable liabilities to the creditors of the Partnership, all in accordance with the applicable statutes and regulations applying to the Partnership.


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                                       35

                  10.07 INDEMNIFICATION OF THE GENERAL PARTNERS. The Partnership shall, subject to applicable law, indemnify each of the General Partners and its Affiliates (each, an "Indemnitee"), and hold each of them harmless, from and against any and all claims, liabilities, damages, losses, costs, and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are actually and reasonably incurred by any Indemnitee and arise out of or in connection with the business of the Partnership or the performance by such Indemnitee of any of the General Partners's= responsibilities hereunder; provided that an Indemnitee shall be entitled to indemnification hereunder only if such Indemnitee's conduct did not constitute fraud, willful misconduct, bad faith or gross negligence, the Indemnitee acted in a manner reasonably believed to be in or not against the best interests of the Partnership and, with respect to any criminal action or proceeding, had no reasonable cause to believe its conduct was unlawful. The satisfaction of any indemnification and any holding harmless pursuant to this
Section 10.07 shall come from and be limited to Partnership assets, and, except as otherwise provided herein, no Partner shall be personally liable on account thereof. Notwithstanding this Section 10.07 or any other provisions of this Agreement, no Indemnitee shall be indemnified or held harmless from any liability, loss, damage or expense incurred by it in connection with any claim or settlement involving allegations that any federal or state securities laws were violated by such Indemnitee unless: (x) such Indemnitee successfully defends such action, suit or proceeding or (y) such indemnification is specifically approved by a court of competent jurisdiction that shall have been advised of the current position of the Securities and Exchange Commission and any applicable state securities regulatory authority regarding indemnification for violations of federal or state securities laws or independent legal counsel advises the Partnership that the matter of indemnification for violations of federal or state securities laws has been favorably settled by controlling precedent.

                  10.08 CERTAIN TAX MATTERS. The "Tax Matters Partner,"as defined in Section 6231(a)(7) of the Internal Revenue Code, shall be the Administrative General Partner. The Tax Matters Partner is authorized to carry out, on behalf of the Partnership and at the Partnership's expense, all acts appropriate to such designation.

                  10.09 DETERMINATION BY THE GENERAL PARTNERS OF MATTERS NOT PROVIDED FOR IN THIS AGREEMENT. The General Partners shall decide any questions arising with respect to the Partnership or this Agreement which are not specifically and expressly provided for in this Agreement.


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                                                        36

                  IN WITNESS WHEREOF, the undersigned has hereto executed and delivered this Agreement.


                                      ARCHERY CAPITAL LLC
                                           as General Partner


                                            /s/  Erinch Ozada
                                      -----------------------------------------
                                      By:     Erinch Ozada
                                      Title:  Managing Member


                                      LIGHTHOUSE MANAGEMENT, INC.
                                           as General Partner


                                          /s/  Erich Ozada
                                      -----------------------------------------
                                      By:     Erich Ozada
                                      Title:  Director

                                          /s/  Ian P. Ellis
                                      -----------------------------------------
                                      Ian P. Ellis,
                                      as Special and Initial Limited Partner